EXHIBIT 99.1


ECHO BAY MINES
6400 S. Fiddler's Green Circle                   Investor Contact:  Robbin Lee
Englewood, Colorado  80111-4957                                   303-714-8829



      ECHO BAY CONTINUES DEFERRAL OF CAPITAL SECURITIES INTEREST PAYMENTS

Wednesday, September 16, 1998 - Echo Bay Mines Ltd. (Amex and TSE: ECO) announced today, that in light of continued low gold prices, the company has elected to defer the interest payment due on October 1, 1998 to holders of its $100 million capital securities.

      Under the terms of the capital securities, issued in March 1997, the company has the right to defer interest payments for up to 10 consecutive semiannual periods. The interest payment due on April 1, 1998 was also deferred. Interest accrues during the deferral period at the rate of 12% per annum, compounded semiannually, compared with the 11% face amount payable on the capital securities.

      The next scheduled interest payment date is April 1, 1999. Whether to continue the deferral period or recommence payment of interest will be decided prior to that date. At the conclusion of the deferral period, all accrued interest will be paid in full. At its discretion, the company may satisfy its deferred interest obligation by delivering common shares to a trustee for sale, the proceeds of which would be used to pay the deferred interest. The company has no current plans to deliver shares to the trustee.

      Echo Bay mines gold and silver in North America. The primary markets for its common shares are the American and Toronto stock exchanges.

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